Exhibit 99.1

SCIENCE. LOGISTICS. CERTAINTY.

Aug 25, 2020

Cryoport Announces Agreement to Acquire MVE Biological Solutions from Chart Industries

Cryoport will become a leading global provider of cryogenic life sciences solutions Acquisitions of MVE, along with CRYOPDP is expected to increase Cryoport's revenue run rate to over $160 million and to be immediately accretive Blackstone to invest $275 million in Cryoport to fund the acquisition NASHVILLE, Tenn., Aug. 25, 2020 /PRNewswire/ -- Cryoport, Inc. (NASDAQ: CYRX) ("Cryoport" or the "Company"), a global leader in temperature- controlled supply chain solutions for the life sciences industry, today announced it has signed an agreement to acquire MVE Biological Solutions ("MVE"), a global leader in manufactured vacuum insulated products and cryogenic freezer systems for the life sciences industry, from Chart Industries, Inc. (NASDAQ: GTLS). This acquisition is a further step in Cryoport fulfilling its mission of being "the life sciences industry's preeminent partner for temperature- controlled supply chain solutions" by broadening its footprint of solutions and services to the life sciences industry, and in particular to the fast-growing cell and gene market. With the acquisitions of MVE, CryoPDP and Cryogene, Cryoport will provide fully integrated, end-to-end supply chain solutions to cell and gene therapy clients as well as the broader life sciences industry.

As a Cryoport company, MVE will expand Cryoport's role in the cell and gene therapy supply chain ecosystem, a business that is forecasted to grow 30% to 40% per year, and further enhance Cryoport's position as a leading player in the supply of cryogenic solutions for the life sciences industry. Under the agreement, Cryoport will acquire MVE in an all cash transaction valued at $320 million. Closing is expected by the end of the year, subject to regulatory approval and customary closing conditions, MVE's revenue for 2019 was approximately $83.7 million and it is expected to be immediately accretive.

Blackstone Investment and Financing

To fund the acquisition, Cryoport is receiving a $275 million investment from funds managed by Blackstone Tactical Opportunities (NYSE: BX) ("Blackstone"). Under the terms of its investment, Blackstone will purchase $250 million of a newly designated Perpetual 4% Series C Convertible Preferred stock of the Company, with a purchase price of $1,000 per share, and $25 million of common stock of the Company. The remainder of the purchase price for the MVE acquisition will be paid from the Company's cash balance. The preferred stock will be convertible into shares of Cryoport's common stock at a conversion price of $38.6152 per share, representing a premium of 15% to Cryoport's 30 trading day volume-weighted average price (VWAP) as of August 20th, 2020 prior to the announcement of the CRYOPDP acquisition and the $25 million of common stock will be sold at a price of $37.0076 per share. Blackstone's investment is subject to the closing of the acquisition of MVE and other customary closing conditions. In conjunction with Blackstone's investment in Cryoport, Cryoport will appoint Ram Jagannath, Senior Managing Director and Global Head of Healthcare for Blackstone Growth and Tactical Opportunities, to its Board of Directors upon the closing of the transaction. Additional information regarding the MVE acquisition and the Blackstone investment will be included in a Form 8-K to be filed by Cryoport with the Securities and Exchange Commission.

Strategic Rationale and Value Creation

Headquartered in Ball Ground, Georgia, USA, MVE provides cryogenic storage and transportation solutions for the life sciences industry through its advanced line of stainless steel freezers, aluminum dewars and related ancillary equipment used in the storage and transport of life sciences commodities, which includes the rapidly growing cell and gene therapies business. With over 226 dedicated employees and three primary facilities, in the states of Georgia and Minnesota and Cheng-du, China, MVE serves over 300 primary customers.

This transaction represents a hallmark event with two supporting life science leaders, Cryoport and MVE Biological Solutions, coming together to further de-risk processes for the life sciences industry at a time when these services are poised for exponential growth. Furthermore, it is the continuation of Cryoport's drive in further developing the highest quality, most reliable and comprehensive temperature-controlled supply chain company supporting the life sciences industry. Cryoport, with the addition of MVE will deliver a unique combination of passionate teams with outstanding industry knowledge; industry-leading global client coverage; advanced temperature controlled engineering capabilities; and unparalleled temperature-controlled supply change innovation.

Jerrell Shelton, CEO of Cryoport, said, "The acquisition of MVE Biological Solutions represents an important step in carrying out Cryoport's mission. It further entrenches us in the cell and gene therapy supply chain ecosystem at a time when cell and gene therapies are experiencing rapid and sustained growth, and with an even more exciting growth story ahead. Bringing MVE Biological Solutions under the Cryoport umbrella, which will include Cryoport Systems, Cryogene, and the recently announced agreement to acquire CRYOPDP is expected to increase our revenue run rate to over $160 million and to be immediately accretive.

"Both companies serve sophisticated life sciences clients, and having these two life sciences supporting leaders working together will amplify the high quality and reliability their respective customers have come to rely on. The agreement to acquire MVE follows on the heels of our agreement to acquire CRYOPDP, a France-based specialty temperature-controlled life sciences logistics company. This marks an exciting time in our growth as we become a larger and more comprehensive global player in supporting the fast growing cell and gene therapy industry and the life sciences industry, at large, with the most advanced and reliable temperature-controlled supply chain solutions in the world."

Ram Jagannath, Senior Managing Director of Blackstone, said, "Life sciences and logistics are two of Blackstone's highest-conviction investment areas and we're excited to back an industry-leader at the cross-section of these fast-growing sectors. Together, Cryoport and MVE Biological Solutions offer a unique combination of industry knowledge, client coverage, engineering and innovation. Through Cryoport's acquisition, we believe MVE Biological Solutions will deliver strong growth as the demand for its solutions from cell and gene therapy customers continues to increase. This acquisition provides multiple value creation opportunities for Cryoport and MVE Biological Solutions that offer additional revenue growth upside, including the development of new product innovations, opportunities to grow with key distributors in the U.S., and the opportunity to increase direct customer sales and distributor relationships globally. This strategic acquisition allows Cryoport to continue to increase services for cell and gene therapy customers, providing mission- critical solutions helping improve patient outcomes and save lives."

Advisors

Morgan Stanley & Co. LLC is acting as exclusive financial advisor to Cryoport and Latham & Watkins LLP is acting as its legal advisor. Goldman, Sachs & Co. is acting as exclusive financial advisor to Blackstone and Simpson Thacher & Bartlett LLP is acting as its legal advisor.

Conference Call

Cryoport management will host a conference call and webcast, including a slide deck, at 8:30am ET on Tuesday, August 25, 2020 to discuss the acquisition.

Conference Call Information

Date:	Tuesday, August 25, 2020

Time:	8:30 a.m. ET

Dial-in numbers:	+1 -855-327-6837 (U.S.), +1 631-891-4304 (International)

Confirmation code:	Request the "Cryoport Shareholder Call"

Webcast and slides:	'Investor Relations' section at www.cryoport.com or at this link. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

The call will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the webcast, please follow this link. A dial-in replay of the call will also be available, to those interested, until September 1, 2020. To access the replay, dial +1 844-512-2921 (United States) or +1 412-317-6671 (International) and enter replay pin number: 10010868.

About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX) is redefining temperature controlled supply chain support for the life sciences industry by providing a broad platform of temperature-controlled supply chain solutions, serving the Biopharma, Reproductive Medicine, and Animal Health markets. Our mission is to support life and health on earth by providing reliable and comprehensive solutions for the life sciences industry through our advanced technologies, global supply chain network and dedicated scientists, technicians and supporting team of professionals. Through our purpose-built, proprietary Cryoport Express® Shippers; Cryoportal® information technology; validated Global Logistics Centers; smart and sustainable temperature-controlled logistics solutions; and biostorage/biobanking services, Cryoport serves clients in life sciences research, clinical trials, and product commercializations. We support life-saving advanced cell and gene therapies and deliver vaccines, protein producing materials, and IVF materials in over 100 countries around the world. For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

About Blackstone and Blackstone Tactical Opportunities

Blackstone is one of the world's leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with $564 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, growth equity, opportunistic, non-investment grade credit, real assets and secondary funds, all on a global basis.

Blackstone Tactical Opportunities is Blackstone's opportunistic investment platform. This team invests globally across asset classes, industries and geographies, seeking to identify and execute on attractive, differentiated investment opportunities. As part of the strategy, the team leverages the intellectual capital across Blackstone's various businesses while continuously optimizing its approach in the face of ever-changing market conditions. Further information is available at www.blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-Looking Statements

Statements in this news release which are not purely historical, including statements regarding Cryoport's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as "believe," "may," "could," "will," "estimate," "continue," "anticipate," "intend," "seek," "plan," "expect," "should," "would" or similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

These forward-looking statements include, but are not limited to, statements concerning closing of the MVE acquisition and the related Blackstone investment, the potential benefit of Cryoport's acquisition of MVE and the estimated or anticipated future business, performance and results of operations following the transaction. It is important to note that Cryoport's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) the conditions to the closing of the MVE acquisition or the Blackstone investment may not be satisfied; (2) the MVE acquisition or the Blackstone investment may involve unexpected costs, liabilities or delays; (3) the business of the Company may suffer as a result of uncertainty surrounding the MVE acquisition or the Blackstone investment; (4) the occurrence of any event, change or other circumstances that could give rise to the termination of the MVE purchase agreement or the Blackstone investment agreement; (5) risks and uncertainties associated with the effect of changing economic conditions, (6) trends in the products markets, (7) variations in Cryoport's cash flow, (8) market acceptance risks, (9) technical development risks and (10) other risks to the consummation of the MVE acquisition or the Blackstone investment, including the risk that the MVE acquisition or the Blackstone investment will not be consummated within the expected time period or at all. Cryoport's business could be affected by a number of other factors, including the risk factors listed from time to time in Cryoport's SEC reports including, but not limited to, Cryoport's 10-K for the year ended December 31, 2019, Cryoport's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and any subsequent filings with the SEC. Cryoport cautions investors not to place undue reliance on the forward-looking statements contained in this press release, which speak only as of the date of this press release. Except as required by law, Cryoport disclaims any obligation, and does not undertake, to update or revise any forward-looking statements in this press release.

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SOURCE Cryoport, Inc.